Exhibit 8.1

                   SIDLEY AUSTIN LLP    BEIJING    GENEVA       SAN FRANCISCO
SIDLEY AUSTIN LLP  787 SEVENTH AVENUE   BRUSSELS   HONG KONG    SHANGHAI
SIDLEY             NEW YORK, NY  10019  CHICAGO    LONDON       SINGAPORE
                   (212) 839 5300       DALLAS     LOS ANGELES  TOKYO
                   (212) 839 5599 FAX   FRANKFURT  NEW YORK     WASHINGTON, D.C.


                                        FOUNDED 1866


April 16, 2007

ML Asset Backed Corporation
World Financial Center, North Tower

New York, NY 10281

Re:    ML Asset Backed Corporation
       ---------------------------

Ladies and Gentlemen:

            We have acted as special tax counsel for ML Asset Backed Corporation, a Delaware corporation (the "Corporation"), in connection with the preparation of its registration statement on Form S-3 no. 333-139130 (the "Registration Statement") relating to the issuance from time to time in one or more series (each, a "Series") of asset-backed securities (the "Securities"). The Registration Statement has been filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act"). As set forth in the Registration Statement, each Series of Securities will be issued under and pursuant to the conditions of a separate trust agreement or indenture (each an "Agreement") among the Corporation and a trustee (the "Trustee") to be identified in the prospectus supplement for such Series of Securities.

            We have examined the prospectus contained in the Registration Statement (the "Prospectus") and such other documents, records and instruments as we have deemed necessary for the purposes of this opinion.

            We have advised the Corporation with respect to certain federal income tax consequences of the proposed issuance of the Securities. This advice is summarized under the heading "Material Federal Income Tax Consequences" in the Prospectus. Such description does not purport to discuss all possible federal income tax ramifications of the proposed issuance, but with respect to those federal income tax consequences that are discussed, in our opinion, the description is accurate in all material respects. We hereby confirm and adopt the opinion expressly set forth under the above quoted heading in the Prospectus as representing our opinion as to the material federal income tax consequences of the purchase, ownership and disposition of the Securities. There can be no assurance, however, that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

            We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm in the Prospectus as special federal tax counsel to the Corporation without implying or admitting that we are "experts" within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                               Very truly yours,

                                               /s/ Sidley Austin LLP



             Sidley Austin LLP is a limited liability partnership practicing in affiliation with other Sidley Austin partnerships